Exhibit 14
Code of Ethics
For the Employees of
Intermountain Community Bancorp and Panhandle State Bank
And its Divisions
Section 406 of the Sarbanes-Oxley Act of 2002 requires the adoption of a code of ethics for senior financial officers (including the principal executive officer) of public companies. Intermountain Community Bancorp (“Company”) and its wholly-owned subsidiary, Panhandle State Bank, and its divisions, desires to adopt this Code of Ethics applicable to the Company’s senior financial officers, and in addition, all other employees of the Company and Panhandle State Bank and its divisions (Bank).
The Code of Ethics, (“Code”) is intended to serve as a source of guiding principles. All employees of the Company and the Bank are encouraged to raise questions about particular circumstances that may involve one or more provision of this Code, and to bring their questions to the attention of the Board of Directors, the Audit Committee, the Corporate Governance and Nominating Committee, or other properly authorized committees, or to the independent directors on the Board of Directors who may consult with legal counsel. For purposes of the application of this Code, “Company, further referenced includes both the Company and the Bank.
The Code of Ethics for all employees of the Company shall consist of eight standards, including:
I.	Fiduciary Principle

II.	Property Principle

III.	Reliability Principle

IV.	Transparency Principle

V.	Dignity Principle

VI.	Fairness Principle

VII.	Citizenship Principle

VIII.	Responsibility Principle
I. Fiduciary Principle: This principle directs employees to act as a fiduciary for the Company and its investors. Employees are expected to carry out the company’s business in a diligent and loyal manner, with the degree of candor expected of a trustee.
Standards, exemplifying both diligence and loyalty, are expected from employees to meet this standard and include:
A.	Promotion of the company’s legitimate interests in a diligent and professional manner.

B.	Maintain the company’s economic health.

C.	Safeguard the company’s resources and ensure their prudent and effective use.

D.	Refrain from giving excessive gifts and entertainment.
E.	Use your position and the company resources only for company purposes and not for personal gain.

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F.	Disclose potential conflicts between personal and company interests.
G.	Refrain from activities involving actual conflicts of interest, such as self-dealing and competing with the company.
H.	Refrain from receiving significant gifts and/or entertainment from customers, vendors and other employees.
I.	Refrain from pursuing, for personal benefit, opportunities discovered through your position or through company resources.
II. Property Principle: This principle directs employees to respect property and the rights of those who own it. To refrain from theft and misappropriation, avoid waste, and to safeguard the property entrusted to you.
Standards, defining both protection and theft issues, are expected from employees to meet this standard and include:
A.	Protect company assets, including confidential and proprietary information, funds and equipment.
B.	Do not misappropriate company resources through theft, embezzlement, or other means.
C.	Respect rivals’ property rights, including those regarding intellectual property.
III. Reliability Principle: This principle expects employees to honor commitments. To be faithful to their word and to follow through on promises, agreements, and other voluntary undertakings, whether or not embodied in legally enforceable contracts.
Standards, which relate to contracts, promises and commitments, are expected from employees to meet this standard include:
A.	Payment to suppliers and partners should be on time and in accordance with agreed-on terms.

B.	All promises and agreements are to be honored.
C.	Fulfillment of implicit and explicit obligations to all constituencies is expected.
IV. Transparency Principle: This principle instructs employees to conduct business in a truthful and open manner. To refrain from deceptive acts and practices, to keep accurate records, and to make timely disclosures of material information while respecting obligations of confidentiality and privacy.
Standards of truthfulness and the avoidance of deception, full disclosure, with candor and objectivity, are expected from employees to meet this standard and include:
A.	Honesty and respect for the truth in all activities, is expected.

B.	Transactions are to be recorded in a fair and accurate manner.

C.	Suppliers and partners are to be dealt with in an honest manner.
D.	Avoid deceptive and misleading statements and omissions in customer-related activities, such as marketing, sales and research.
E.	Do not acquire commercial information by dishonest and unethical means.
F.	Make timely disclosures of relevant financial and non-financial information.
G.	Provide investors with relevant, accurate, and timely information.

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H.	Give customers adequate health and safety information, warnings, and labels on products distributed in the course of doing business.
I.	Provide accurate information about the content, use and maintenance of all products sold or given to customers.
J.	Communicate in an open and honest manner, subject to legal and competitive constraints.
K.	Communicate and consult with communities affected by environmental, health and safety impacts of the enterprise.

L.	Adhere to independent auditing and financial-reporting standards.
V. Dignity Principle: This principle instructs respect for the dignity of all people. For employees to protect the health, safety, privacy and human rights of others, refrain from coercion, and adopt practices that enhance human development in the workplace, the marketplace and the constituency and communities served by the company.
Standards which call for respect of all individuals, maintaining and promoting health and safety, respecting privacy and confidentiality, restraining from use of force, and increasing the opportunity for learning and development and employment security for employees of the Company are outlined in this principle.
A.	Respect the dignity and human rights of others.
B.	Adopt work practices that respect the dignity and human rights of fellow employees.

C.	Prevent harassment in the workplace.
D.	Preference for suppliers and partners whose employment practices respect dignity and human rights.
E.	Support and protect human rights within the company’s sphere of influence.
F.	Protect human health and safety ensuring that products and services sustain or enhance customer health and safety.
G.	Protect oneself and other employees from avoidable injury and illness in the workplace. Provide a work environment that is free from substance abuse.
H.	Respect customers’ privacy and protect their confidential customer information.

I.	Respect the privacy of other employees.

J.	Abstain from directly or indirectly using forced or child labor.
K.	Ensure that security and other personnel of the company, respect international standards on the use of force.

L.	Respect customers’ personal and local community cultures.
M.	Assist fellow employees in developing skills and knowledge, and create employment opportunities that enhance human development.
VI. Fairness Principle: This principle intends for employees and their customers to have the opportunity to engage in free and fair competition, dealing with all

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parties fairly and equitably and to practice nondiscrimination in employment, as well as when providing services and products to customers.
Standards which relate to this principle ensures fair dealing, fair treatment, fair competition and fair process for customers, competitors, suppliers and partners.
A.	Deal fairly with all parties and with minority share owners, as well as majority share owners.

B.	Treat customers fairly in all aspects of transactions.
C.	Practice non-discrimination and provide equal employment opportunities with those you hire or supervise.
D.	Engage in free and fair competition, refraining from colluding with competitors.
E.	Do not retaliate against employees who report violations of law or company standards.
VII. Citizenship Principle: This principle requests employees of the Company act as responsible citizens of the community and to respect the law, protect public goods, co-operate with public authorities, avoiding improper involvement in politics and government, and to contribute, as best they can to community betterment.
Standards anticipated with compliance with this principle include respect for law and regulations and appropriate handling of public goods, as well as cooperation with authorities, political non-involvement when not appropriate, and civic contributions to society.
A.	Obey applicable laws and regulations

B.	Adhere to competition law
C.	Adhere to environmental laws and standards domestically and internationally.
D.	Adhere to the letter and spirit of tax laws and make timely payments of tax personal tax liabilities

E.	Do not condone or participate in bribery or other forms of corruption.

F.	Protect and, where possible, improve the natural environment.

G.	Promote sustainable development.
H.	Ensure that products and services sustain or enhance the natural environment.
I.	Prefer suppliers and partners who observe applicable environmental standards
J.	Cooperate with public authorities to address threats to public health and safety from the company’s products and services.
K.	Cooperate with employee groups, government, and others to address employment dislocations created by business decisions.
L.	Recognize government’s obligation and jurisdiction concerning society at large, while avoiding improper involvement in political activities and campaigns.
M.	Contribute to the economic and social development of local communities and the world.

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N.	Develop, to the best of your ability, innovations in technology, products, processes and Practices.
O.	Contribute, as best you are able, to charitable causes, and support employee involvement in civic affairs.
VIII. Responsibility Principle: Engage with parties who may have legitimate claims and concerns relating to the company’s activities, and be responsive to public needs while recognizing the government’s role and jurisdiction in protecting the public interest.
Standards for this principle include addressing concerns, with the appropriate remedy.
A.	Respect share owners’ requests, suggestions, complaints, and formal resolutions.
B.	Offer products and services who quality meets or exceed customers’ requirements.

C.	Provide timely service and remedies for customer complaints.

D.	Engage in good-faith negotiation in cases of conflict.
E.	Collaborate with community groups, and support public policies that promote economic and social development.

F.	Cooperate in efforts to eliminate bribery and corruption.
Monitoring and Enforcement: It is also the policy of the Company that:
➢	The Corporate Governance and Nominating Committee and/or the Audit Committee and/or other properly authorized committees (or in the absence thereof, the independent directors of the Board of Directors) shall have the power to monitor, make determinations and recommend to the Board of Directors action with respect to violations of this Code. The Board of Directors shall determine, or designate an appropriate person to determine, appropriate actions to be taken in the event of violations of this Code.

➢	Violations of this Code may result in disciplinary action, up to and including termination of employment.

➢	This code shall be supplemental to other codes of conduct and ethics/confidentiality policies that are generally applicable to all officers and employees of the Company.

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